Exhibit (i)


                                                                 April 27, 2001


Harris Insight Funds Trust
3200 Horizon Drive
King of Prussia, PA  19406

Ladies and Gentlemen:

         We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of Class A shares of beneficial interest (the "Class A Shares"), Class B shares of beneficial interest (the "Class B Shares"), Class N shares of beneficial interest (the "Class N Shares") and Institutional shares of beneficial interest (the "Institutional Shares") of each of the series designated Harris Insight Equity Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Small-Cap Value Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Bond Fund, Harris Insight Tax-Exempt Bond Fund; Harris Insight Intermediate Government Bond Fund and Harris Insight Emerging Markets Fund; Class B, Class N and Institutional Shares of each of the series designated Harris Insight Index Fund and Money Market Fund; Class A Shares, Class N Shares and Institutional Shares of each of the series designated Harris Insight Convertible Securities Fund, Harris Insight Intermediate Tax-Exempt Bond Fund and Harris Insight Short/Intermediate Bond Fund; Class N Shares and Institutional Shares of each of the series designated Harris Insight Tax-Exempt Money Market Fund and Harris Insight Government Money Market Fund; and Class B Shares and Institutional Shares of the series designated Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund and Harris Insight Technology Fund in the Trust's registration statement no. 33-64915 on Form N-1A, as amended by post-effective amendment no.21 thereto (the "Registration Statement"). The shares of each such series are referred to as "Shares."

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated agreement and declaration of trust, as amended (the "Trust Agreement"), the bylaws of the Trust, and actions of the board of trustees of the Trust (the "Trustees") authorizing the issuance of the Shares and the Registration Statement.

         For this purpose, we have assumed that, upon sale of Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such Shares.

         Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares of each class of each series in accordance with the Trust Agreement and the actions of



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the Trustees authorizing the issuance of such Shares, and the receipt by the
Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (each, a "Series"). However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and any Series and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Trust Agreement provides for indemnification out of the property of a Series for all loss and expense of any shareholder of a Series held personally liable for the obligations of the Trust or a Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which a Series itself would be unable to meet its obligations.

         In giving this opinion, we have relied upon the opinion of Bingham Dana LLP dated April 27, 2001.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                            Very truly yours,

                                            /s/ Bell, Boyd & Lloyd LLC